FIRST AMENDMENT TO
                            COMSTOCK RESOURCES, INC.
                          1991 Long-Term Incentive Plan


     WHEREAS, Comstock Resources, Inc., a Delaware corporation (the "Company") established the Comstock Resources, Inc., 1991 Long-Term Incentive Plan (the "Plan"), for the benefit of its directors and eligible employees; and

     WHEREAS, the Company reserved the right to amend the Plan under the terms thereof, subject to stockholder approval in certain instances;

     WHEREAS, the Company desires to amend the Plan to (i) provide for annual awards of non-qualified options to non-employee directors; (ii) provide for vesting of options upon a non-employee director's retirement from the Board of Directors; and (iii) increase the total number of shares available for future grants of stock options, performance units and restricted stock thereunder; and

     WHEREAS, the stockholders and the Board of Directors of the Company have approved the amendments to the Plan.

     NOW, THEREFORE, the Plan is hereby amended in its entirety effective as of May 16, 1996;

     1. Paragraph I.5(b) of the Plan is amended in its entirety as follows:

                  "(b) Non-employee Directors. Each member of the Board of Directors who is not a full-time employee of the Company ("Non-employee Director") shall be granted without further action by the Board of Directors or the Committee a Non- Qualified Stock Option to purchase 10,000 shares of Stock at the close of business of the 1996 annual meeting of stockholders of the Company. An individual who is first elected and commences serving as a Non-employee Director at the 1996 annual meeting of stockholders, or anytime thereafter and prior to March 31, 2001, shall also be granted without further action by the Board of Directors or the Committee a Non- Qualified Stock Option for 10,000 shares of Stock on the date of such election as a director. At the close of business of each annual meeting of stockholders of the Company beginning with the 1997 annual meeting, each Non-Employee Director shall be granted without further action by the Board of Directors or the Committee a Non- Qualified Stock Option to purchase 10,000 shares of Stock.

                  The Non-Qualified Stock Options shall be fully vested and exercisable by each Non-Employee Director after the Director has completed six continuous months of service as a member of the Board of Directors after the Option Date (unless his service terminates during such period by reason of death or Disability). The term of each Non-Qualified Stock Option shall be ten years from the Option Date, and the exercise price shall be 100% of the Fair Market Value of a share of Stock as of the


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         Option Date. The full purchase  price of each share of Stock  purchased upon exercise of a Non-Qualified Stock Option shall be paid either in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof. All outstanding options become 100% vested and exercisable if service as a member of the Board of Directors terminates by reason of death, Disability or Retirement. The maximum number of shares subject to Options granted to all Non-employee Directors under the 1991 Plan may not exceed 525,000.

                  Each Non-employee Director who was granted an option pursuant to the 1991 Plan prior to May 16, 1996, shall continue to hold such option subject to the terms and provisions of the 1991 Plan in effect at the Option Date; provided, however, that each option shall become fully vested and exercisable by each such Non-employee Director if his service as a member of the Board of Directors terminates by reason of death, Disability or Retirement."

     2. The second sentence of Paragraph I.6 of the Plan is amended in its entirety as follows:

         "Subject to the provisions of paragraph I.10, the number of shares of Stock available under the 1991 Plan for the grant of Stock Options, Performance Units and Restricted Stock shall not exceed 2,400,000 in the aggregate."